      AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT BETWEEN UTG, INC. AND
              CERTAIN INDIVIDUAL SHAREHOLDERS OF ACAP CORPORATION
                              DATED AUGUST 7, 2006

                                September 6, 2006

     This is an amendment to that Stock Purchase Agreement between UTG, Inc. and certain  individual  shareholders  of Acap  Corporation  dated  August  7,  2006
("Agreement"). Terms defined in the Agreement are applicable to this amendment.

     For good and valuable  consideration,  the sufficiency and receipt of which is hereby acknowledged, UTG and the Sellers agree as follows:

     Section 3.5 of the  Agreement is hereby  amended in its entirety to read as follows:

     3.5  Purchase  Price and Payment.  The purchase price of each of the shares of Acap Common  Stock to be  purchased  from  Sellers and  accepted by
          Purchaser at Closing  shall be NINE  THOUSAND FIVE HUNDRED AND SEVENTY
          ONE ($9,571)  per share of Acap Common Stock (the "Per Share  Purchase
          Price"). The purchase price of each of the shares of Acap Common Stock to be purchased  and accepted by Purchaser  pursuant to the Acap Stock
          Put Options  shall be equal to the Per Share  Purchase  Price,  and no more.  All  payments to be made by  Purchaser  shall be in the form of immediately available funds.

     Section 4 of the Acap Stock Put Option is hereby  amended to be  consistent with the above  amendment to Section 3.5 of the  Agreement,  and the Addendum to
the Stock  Purchase  Agreement is hereby  amended to refer to the Stock Purchase
Agreement, dated August 7, 2006, as amended by this Amendment No. 1 thereto.

     Purchaser  agrees that it has concluded its due diligence  investigation as provided in Section 6.3 of the  Agreement,  that in  consideration  of the above amendment of Section 3.5, and the Acap Stock Put Option,  Purchaser  agrees that none of the  conditions  that have been  identified  in  notices  that have been
delivered  to  Sellers   pursuant  to  Section   7.3.1  of  the   Agreement  are
objectionable under Section 9.11, and Purchaser has no knowledge at this time of any  condition  that would prevent the Closing based on a failure to satisfy the condition set forth in Section 9.11 of the Agreement.

     IN WITNESS  WHEREOF,  the Parties have duly executed this  Amendment No. 1, and made  delivery  thereof  in the manner  permitted  by the  Agreement,  as of
September 6, 2006.

UTG, Inc., PURCHASER:                           SELLERS:

/s/ Theodore C. Miller                           /s/ William F. Guest
    Theodore C. Miller                               William F. Guest
    Senior Vice President
                                                /s/ John D. Cornett
                                                    John D. Cornett